Exhibit 3.6

ROSS MILLER Secretary of Stats 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150062799-71
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filing Date and Time 02/10/2015 9:05 AM
Entity Number E0085902008-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CIG Wireless Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

3. Authorized Slock: Number of shares with par value: 505,000,000. Par Value per share: $0.00001 per share.

The first sentence of "Section 1. Capital Stock" of the Additional Articles is deleted and replaced with the following sentence:

The aggregate number of shares that the Corporation has the authority to issue is Five Hundred Five Million (505.000.000) of which Three Hundred Million (300.000.000) shares are common stock, with a par value of $0.00001 per share; and Two Hundred Five Million (205,000,000) shares are preferred stock, with a par value of $0.00001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51,557,641 / 83,939,256

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised 11-27-13